Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

CVS Corporation:

We consent to the incorporation by reference in the Registration Statements Numbers 333-49407, 33-40251, 333-34927, 333-28043, 33-17181, 2-97913, 2-77397, 2-53766, 333-91253 and 333-63664 on Form S-8, 333-134174 on Form S-3 and 333-119023 and 333-139470 on Form S-4, of CVS Corporation of our reports dated February 27, 2007, with respect to the consolidated balance sheets of CVS Corporation and subsidiaries as of December 30, 2006 and December 31, 2005 and the related consolidated statement of operations, shareholders’ equity and cash flows for the fifty-two week periods ended December 30, 2006, December 31, 2005 and January 1, 2005, the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 30, 2006 and the effectiveness of internal control over financial reporting as of December 30, 2006, which reports appear in the December 30, 2006 Annual Report on Form 10-K of CVS Corporation, and to the reference to our firm under the heading “Selected Financial Data” in the December 30, 2006 Annual Report on Form 10-K of CVS Corporation.

Our reports include an explanatory paragraph regarding the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share Based Payment”, effective January 1, 2006.

/s/ KPMG LLP

KPMG LLP

Providence, Rhode Island

February 27, 2007